Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

  Salient Absolute Return Fund

  Salient Absolute Return Institutional Fund

  Salient Absolute Return Master Fund:

We consent to the use of our reports dated February 25, 2011 for Salient Absolute Return Fund, Salient Absolute Return Institutional Fund and Salient Absolute Return Master Fund, incorporated herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 28, 2011